Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

This EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is made effective this January 1, 2007, by and between CAPITAL GOLD CORPORATION, a Delaware corporation (“Employer”), and J. SCOTT HAZLITT, a Colorado resident (“Executive”).

WHEREAS, Executive agrees to be employed by Employer for the period and upon and subject to the terms herein provided; and

WHEREAS, Employer agrees to employ Executive for the period and upon and subject to the terms herein provided;

THEREFORE, in consideration of the foregoing and of the mutual promises, covenants and agreements contained herein, the legal sufficiency of which is hereby acknowledged, and intending to be legally bound, Employer and Executive agree:

1. Employment. Upon and subject to the terms provided herein, Employer agrees to employ Executive, and Executive hereby agrees to be employed by Employer, as Employer’s Vice President of Mine Development, or other substantially similar position.

2. Term of Employment. Subject to the terms set forth in this Agreement, Employer agrees to employ Executive and Executive hereby agrees to be employed by Employer for a period (the “Employment Period”) commencing from the date hereof until the third anniversary of the date hereof. The Employment Period shall automatically renew for successive one-year periods unless either party provides the other party with written notice of its intent not to renew at least thirty (30) days prior to the expiration of the then current Employment Period.

3. Compensation.

(a) Base Salary. As compensation for the services rendered pursuant to this Agreement, Employer agrees to pay Executive a base salary at an annual rate of not less than $105,000, payable in installments in accordance with Employer’s standard payroll practices, subject to such payroll and withholding deductions as are required by law or authorized by Executive. The amount of the base salary shall be reviewed periodically and may be increased at the sole discretion of Employer.

(b) Bonus. Executive shall be eligible for any annual incentive bonus opportunity offered by Employer to employees at Executive’s level. In the event of any conflict between this Agreement and any incentive bonus plan adopted by Employer for its officers and employees, this Agreement shall control. The amount of this bonus, as well as the criteria necessary to earn a bonus, may be changed at any time by Employer and shall be within the sole discretion of Employer. All bonuses paid pursuant to this Agreement will be subject to applicable withholdings and deductions and will be paid no earlier than fifteen (15) days and no later than ninety (90) days after Employer’s fiscal year end for which the bonus is earned. If Executive’s employment terminates, voluntarily or involuntarily, prior to the last day of the fiscal year for which the bonus applies, Executive acknowledges that he is not entitled to any bonus not yet paid at the time of the termination because any such unpaid bonus will not be earned, vested, due, or owing. Executive hereby expressly forfeits and waives any such unpaid bonus.

(c) Vacation. For each full twelve (12) months of employment, Executive shall be entitled to receive four (4) weeks paid vacation. One (1) week of paid vacation may be carried forward from one calendar year to the next calendar year only (the “Carried Forward Vacation”). If applicable, Executive’s first week of vacation each calendar year shall be deemed the Carried Forward Vacation.

(d) Benefits. Executive shall be entitled to participate in the employee benefits plans offered to all employees of Employer. Employer shall not be required to establish or continue any benefit plans or take any action to cause Executive to be eligible for any such benefits on a basis more favorable than that applicable to all its employees generally.

(e) Stock Options. Executive will be eligible to participate in any stock option or other equity compensation plan adopted by Employer during the term of this Agreement and applicable to other employees at Executive’s level (the “Equity Plan”). The number of options, vesting schedule, exercise price, and all other terms and conditions of the stock options shall be set forth in an option agreement pursuant to the applicable plan and shall be commensurate with Executive’s position, as determined by the Committee of Employer’s Board of Directors charged with administering the Equity Plan, in its sole discretion. Employer may, consistent with its obligations under such a plan or plans, amend or discontinue any or all stock option plans at any time.

(f) Expense Reimbursement. Employer shall reimburse Executive for all reasonable and documented travel, entertainment and other business expenses actually and properly incurred by him in relation to Employer’s business, as they are incurred. No such expense reimbursement shall be allowed with regard to such expenses that exceed $5,000 unless such expenses have been pre-approved by Employer in writing.

(g) Office and Duties. Executive shall report to the President and Chief Executive Officer or such other supervisor as designated by the President and Chief Executive Officer of Employer. Executive shall perform such tasks commensurate with this position as may from time to time be assigned by Employer. Executive shall devote all business time, labor, skill, undivided attention and best ability to the performance of Executive’s duties hereunder in a manner which will faithfully and diligently further the business and interests of Employer. During the term of employment, Executive shall not directly or indirectly pursue any other business activity without the prior written consent of Executive’s supervisor, with the exception of passive personal investments not in breach of any other term or provision hereof. Executive agrees to travel to whatever extent is reasonably necessary in the conduct of Employer’s business, at Employer’s expense and pursuant to Employer’s standard policies and procedures.

4. Termination of Employment. Notwithstanding any other provision of this Agreement, Executive’s employment may be terminated as follows:

(a) Expiration. This Agreement may be terminated upon expiration of the term hereof. Following termination pursuant to this Section 4(a), Employer’s only obligation to Executive shall be to pay to Executive all accrued base salary, all accrued vacation time and any reasonable and necessary business expenses incurred by Executive in connection with his duties, all to the date of termination and payable in a lump sum, less applicable deductions and withholdings, as soon as administratively practicable following Executive’s termination.

(b) Termination for Cause. This Agreement may be terminated by Employer for Cause. For purposes of this Agreement, “Cause” justifying the termination of this Agreement by Employer is defined as: (1) failure or refusal to perform the services required hereunder; (2) a material breach by Executive of any of the terms of this Agreement; or (3) Executive’s conviction of a crime that either results in imprisonment or involves embezzlement, dishonesty, or activities injurious to Employer or its reputation. Whether Cause exists under this Agreement shall be determined by the Employer in its reasonable discretion. Following termination pursuant to this Section 4(b), Employer’s only obligation to Executive shall be to pay to Executive all accrued base salary, all accrued vacation time and any reasonable and necessary business expenses incurred by Executive in connection with his duties, all to the date of termination and payable in a lump sum, less applicable deductions and withholdings, as soon as administratively practicable following Executive’s termination.

(c) Disability. This Agreement may be terminated by Employer upon at least thirty (30) days’ written notice if Executive is prevented by illness, accident or other disability (mental or physical) from performing the essential functions of the position for one or more periods cumulatively totaling three (3) months during any consecutive twelve (12) month period. In the event this Agreement is terminated pursuant to this Section 4(c), Employer shall pay to Executive all accrued base salary, all accrued vacation time and any reasonable and necessary business expenses incurred by Executive in connection with his duties, all to the date of termination and payable in a lump sum, less applicable deductions and withholdings. In addition, Employer shall pay to Executive severance payments in an amount equal to one (1) month of Executive’s base salary, payable in a lump sum, less applicable deductions and withholdings, as soon as administratively practicable following Executive’s termination (“Disability Severance Payments”). Severance payments made by Employer to Executive pursuant to this Section 4(c) are conditioned on the Executive signing a Confidential Severance Agreement and Release substantially in the form attached hereto as Exhibit A.

(d) Death. This Agreement shall be automatically terminated in the event of Executive’s death during the term of employment. In the event this Agreement terminates upon Executive’s death, Employer shall pay Executive’s estate or beneficiary, as applicable, all accrued base salary, all accrued vacation time and any reasonable and necessary business expenses incurred by Executive in connection with his duties, all to the date of termination and all payable in a lump sum, less applicable deductions and withholdings, as soon as administratively practicable following Executive’s termination.

(e) Without Cause. This Agreement may be terminated by Employer without Cause by giving notice at least thirty (30) days prior to the effective termination date; provided that Employer pays Executive each of the following:

(i) Employer shall pay Executive severance payments (the “Cash Severance Payments”) in an amount equal to Executive’s base salary for three (3) months after the first anniversary of Executive’s original employment with Employer regardless of the date of this agreement, plus an additional one (1) month of base salary for each additional full year of employment (the “Cash Severance Payments”). Notwithstanding the foregoing, Cash Severance Payments shall not exceed 12 months of base salary. Such Cash Severance Payments shall be paid in equal monthly installments to Executive beginning in the month following Executive’s termination. In addition, Employer shall pay to Executive all accrued base salary, all accrued vacation time and any reasonable and necessary business expenses incurred by Executive in connection with his duties, all to the date of termination and payable in a lump sum, less applicable deductions and withholdings, as soon as administratively practicable following Executive’s termination.

(ii) If and when the Company adopts a health insurance plan for its employees and Executive is covered under such plan, provided that Executive timely elects continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), Employer shall pay, on Executive’s behalf, the portion of premiums of Executive’s group health insurance, including coverage for Executive’s eligible dependents, that Employer paid immediately prior to Executive’s separation of employment with Employer (“COBRA Payments”) for a period of twelve (12) months (“COBRA Period”). Employer will pay such COBRA Payments for Executive’s eligible dependents only for coverage for which those dependents were enrolled immediately prior to the date of Executive’s separation of employment. Executive will continue to be required to pay that portion of the premium of Executive’s health coverage, including coverage for Executive’s eligible dependents, that Executive was required to pay as an active employee immediately prior to the date of Executive’s separation of employment. For the balance of the period that Executive is entitled to coverage under COBRA after the COBRA Period, if any, Executive shall be entitled to maintain coverage for Executive and Executive’s eligible dependents at Executive’s sole expense.

(iii) The Cash Severance Payments and the COBRA Payments (if any) shall be paid so long as Executive is not in breach of any term of this Agreement, including, without limitation, Sections 5, 6, and 7 hereof. The Cash Severance Payments and COBRA Payments (if any) made by Employer to, or on behalf of, Executive pursuant to this Section 4(e) are conditioned on the Executive signing a Severance Agreement and Release substantially in the form attached hereto as Exhibit A.

(f) Material Breach. This Agreement may be terminated by Executive for a material breach by Employer of any of the terms of this Agreement, upon thirty (30) days’ written notice specifying the breach, and failure of Employer to either (i) cure or diligently commence to cure the breach within the 30-day notice period, or (ii) dispute in good faith the existence of the material breach. Following termination pursuant to this Section 4(f), Employer shall pay to Executive Cash Severance Payments (as defined and calculated in section 4(e)(i)). Such severance payments shall be paid in equal monthly installments to Executive beginning in the month following Executive’s termination. Such severance payments shall be paid so long as Executive is not in breach of any term of this Agreement, including, without limitation, Sections 5, 6, and 7 hereof. In addition, Employer shall pay to Executive all accrued base salary, all accrued vacation time and any reasonable and necessary business expenses incurred by Executive in connection with his duties, all to the date of termination and payable in a lump sum, less applicable deductions and withholdings, as soon as administratively practicable following Executive’s termination. Severance payments made by Employer to Executive pursuant to this Section 4(f) are conditioned on the Executive signing a Confidential Severance Agreement and Release substantially in the form attached hereto as Exhibit A.

(g) Resignation. This Agreement may be terminated by Executive for any reason or no reason at all by giving notice to Employer of Executive’s resignation at least sixty (60) days prior to the effective resignation date. Following termination pursuant to this Section 4(g), Employer’s only obligation to Executive shall be to pay to Executive all accrued base salary, all accrued vacation time and any reasonable and necessary business expenses incurred by Executive in connection with his duties, all to the date of termination and payable in a lump sum, less applicable deductions and withholdings.

(h) Termination Upon a Change of Control. In the event of a Termination Upon a Change of Control as defined in the Agreement Regarding Change In Control (“Change In Control Agreement”) attached hereto as Exhibit B, Employer’s obligation to Executive shall be as set forth in the Change In Control Agreement.

5. Proprietary Information.

(a) Executive represents and warrants to Employer that (i) Executive is not subject to any limitation or agreement restricting employment by Employer or performance of Executive’s duties hereunder, and (ii) neither Executive nor any third party has any right or claim to Executive’s work produced on behalf of Employer or using the property, personnel, or facilities of Employer. Executive shall not misappropriate proprietary rights of Employer or any third party.

(b) Executive further agrees not to make, use, disclose to any third party, or permit to be made, used, or disclosed, any records, plans, papers, articles, notes, memoranda, reports, lists, records, drawings, sketches, specifications, software programs, data, or other materials of any nature relating to any matter within the scope of the business of Employer or concerning any of its dealings or affairs (“Materials”), whether or not developed, in whole or in part, by Executive and whether or not embodying Confidential Information (defined below), otherwise than for the benefit of Employer. Executive shall not, after the termination of employment, use, disclose, or permit to be used or disclosed, any such Materials, it being agreed that all such Materials shall be and remain the sole and exclusive property of Employer. Immediately upon the termination of employment, Executive shall deliver all such Materials, and all copies thereof, to Employer, at its designated office.

6. Non-Competition; Non-Solicitation; Anti-Raiding; Non-Disparagement. Without the prior written approval of the President or Chief Executive Officer of Employer, Executive shall not, directly or indirectly, during his employment and until the end of one (1) year after termination of employment (however such termination occurs, including, without limitation, termination pursuant to Section 4(a), 4(b), 4(c), 4(e), 4(f), or 4(g)):

(a) Engage in a “Competing Business’’ in the “Territory”, as those terms are defined below, whether as a sole proprietor, partner, corporate officer, employee, director, shareholder, consultant, agent, independent contractor, trustee, or in any other manner by which Executive holds any beneficial interest in a Competing Business, derives any income from any interest in a Competing Business, or provides any service or assistance to a Competing Business. “Competing Business” shall mean any business that mines or produces minerals which is competitive with the business of Employer or any of its Affiliates (defined below), as conducted or under development at any time during the term of employment. “Affiliates” shall mean any entity controlled by or under common control with Employer or any joint venture, partnership or other similar entity to which Employer is a party. “Territory” shall mean anywhere within a 50 mile radius of Caborca in the state of Sonora, Mexico. The provisions of this Section 6 will not restrict Executive from owning less than five percent of the outstanding stock of a publicly-traded corporation engaged in a Competing Business;

(b) Acquire, lease or otherwise obtain or control any beneficial, direct or indirect interest in mineral rights, or other rights or lands necessary to develop, any mineral property in which Employer or any of its Affiliates at the time of termination as a beneficial interest or is actively seeking to acquire, or that is within a distance of five (5) kilometers from any point on the outer perimeter of any such property in which Employer or any of its affiliates has a beneficial interest or that it is seeking to acquire;

(c) Conduct any exploration or production activities or otherwise work on or in respect of any mineral property within a distance of five (5) kilometers from any point on the outer perimeter of any mineral property in which Employer or any of its affiliates then has a beneficial interest or is actively seeking to acquire;

(d) (i) Contact or solicit, or direct or assist others to contact or solicit, for the purpose of promoting any person’s or entity’s attempt to compete with Employer or any of its Affiliates, in any business carried on by Employer or any of its Affiliates during the period in which Executive was an employee of Employer, any suppliers, independent contractors, vendors, or other business associates of Employer or any of its Affiliates that were existing or identified prospective suppliers, independent contractors, vendors, or business associates during such period, or (ii) otherwise interfere in any way in the relationships between Employer or any of its Affiliates and their suppliers, independent contractors, vendors, and business associates;

(e) (i) Solicit, offer employment to, otherwise attempt to hire, or assist in the hiring of any employee or officer of Employer or any of its Affiliates; (ii) encourage, induce, assist or assist others in inducing any such person to terminate his or her employment with Employer or any of its Affiliates; or (iii) in any way interfere with the relationship between Employer or any of its Affiliates and their employees; or

(f) Make any public statement or perform or do any other act prejudicial or injurious to the reputation or goodwill of Employer or any of its Affiliates or otherwise interfere with the business of Employer or any of its Affiliates.

7. Confidentiality.

(a) The term “Confidential Information” shall include, but not be limited to, the whole or any portion or phase of (i) any confidential, or proprietary or trade secret, technical, business, marketing or financial information, whether pertaining to (1) Employer or its Affiliates, (2) its or their suppliers, or (3) any third party which Employer or its Affiliates is under an obligation to keep confidential including, but not limited to, methods, know-how, techniques, systems, processes, software programs, works of authorship, supplier lists, projects, plans, and proposals, and (ii) any software programs and programming prepared for Employer’s benefit whether or not developed, in whole or in part by Executive. For purposes of this Agreement, “Confidential Information” shall include, but shall not be limited to, strategies, analysis, concepts, ideas, or plans; operating techniques; demographic and trade area information; prospective site locations know-how; improvements; discoveries, developments; designs, techniques, procedures; methods; machinery, devices; drawings; specifications; forecasts; new products; research data, reports, or records; marketing or business development plans, strategies, analysis, concepts or ideas; contracts; general financial information about or proprietary to Employer, including, but not limited to, unpublished financial statements, budgets, projections, licenses, and costs; pricing; personnel information; and any and all other trade secrets, trade dress, or proprietary information, and all concepts or ideas in or reasonably related to Employer’s business. All such Confidential Information is extremely valuable and is intended to be kept secret to Employer; is the sole and exclusive property of Employer or its Affiliates; and, is subject to the restrictive covenants set forth herein. The term Confidential Information shall not include any information generally available to the public or publicly disclosed by Employer (other than by the act or omission of Executive), information disclosed to Executive by a third party under no duty of confidentiality to Employer or its Affiliates, or information required by law or court order to be disclosed by Executive.

(b) Executive shall not, without Employer’s prior written approval, use, disclose, or reveal to any person or entity any of Employer’s Confidential Information, except as required in the ordinary course of performing duties hereunder. Executive shall not use or attempt to use any Confidential Information in any manner which has the possibility of injuring or causing loss, whether directly or indirectly, to Employer or any of its Affiliates.

(c) In the event that Executive’s employment with Employer is terminated for any reason whatsoever, he shall return to Employer, promptly upon Employer’s written request therefore, any documents, photographs, tapes, discs, memory devices, and other property containing Confidential Information which were received by him during his employment, without retaining copies thereof.

8. Acknowledgments. Executive acknowledges that the covenants contained in Sections 5, 6, and 7, including those related to duration, geographic scope, and the scope of prohibited conduct, are reasonable and necessary to protect the legitimate interests of Employer. He further acknowledges that the covenants contained in Sections 5, 6, and 7 are designed, intended, and necessary to protect, and are reasonably related to the protection of, Employer’s trade secrets, to which he will be exposed and with which he will be entrusted. Specifically, without limitation, Executive is entrusted with trade secrets regarding: the strategic planning initiatives; business development plans; budgets; financial information; management training; future business plans; and operational strategies and procedures.

9. Forfeiture of Severance Payments. If Executive breaches Sections 5, 6, or 7 of this Agreement during the term that severance payments are made pursuant to Sections 4(c), 4(e), or 4(f) of this Agreement, Executive shall pay back to Employer all severance payments received to date. Nothing contained in this Section 9 shall be construed as prohibiting Employer from pursuing any other remedies available to it in the event of the breach of Sections 5, 6, or 7, including the equitable remedies set forth in Section 11.

10. Non-exclusivity of Rights. Amounts that are vested benefits or that Executive is otherwise entitled to receive under any plan, policy or program of, or contract or agreement with Employer at or subsequent to termination of employment (however such termination occurs, including, without limitation, termination pursuant to Section 4(a), 4(b), 4(c), 4(e), 4(f), 4(g), or 4(h)) shall be payable in accordance with such plan, policy or program of, or any contract or agreement except as explicitly modified by this Agreement.

11. Equitable Remedies. The services to be rendered by Executive and the Confidential Information entrusted to Executive as a result of his employment by Employer are of a unique and special character, and any breach of Sections 5, 6, or 7 will cause Employer immediate and irreparable injury and damage, for which monetary relief would be inadequate or difficult to quantify. Employer will be entitled to, in addition to all other remedies available to it, injunctive relief and specific performance to prevent a breach and to secure the enforcement of Sections 5, 6, or 7. Executive acknowledges that injunctive relief may be granted immediately upon the commencement of any such action without notice to Executive and in addition may recover monetary damages. In the event a court requires posting of a bond, the parties agree to a maximum $5,000 bond. Executive further acknowledges that his duties under this Agreement shall survive termination of his employment, whether the termination is voluntary or involuntary, rightful or wrongful, and shall continue until Employer consents in writing to the release of Executive’s obligations under this Agreement. The parties further agree that the provisions of Sections 5, 6, and 7 are separate from and independent of the remainder of this Agreement and that these provisions are specifically enforceable by Employer notwithstanding any claim made by Executive against Employer.

12. Attorney’s Fees. In the event Executive breaches, or threatens to breach, any provision of this Agreement, Executive acknowledges that he shall be solely and fully responsible for all fees and costs, including without limitation, all attorney’s fees and costs, incurred by Employer in enforcing this Agreement if Employer is the prevailing party in any litigation.

13. Entire Agreement; Amendments. This Agreement (including all exhibits) constitute the entire understanding between the parties with respect to the subject matter herein and therein, and they supersede any prior or contemporaneous understandings or agreements. This Agreement may be amended, supplemented, or terminated only by a written instrument duly executed by each of the parties.

14. Headings. The headings in this Agreement are for convenience of reference only and shall not affect its interpretation. References to Sections are to Sections hereof.

15. Gender; Number. Words of gender may be read as masculine, feminine, or neuter, as required by context. Words of number may be read as singular or plural, as required by context.

16. Severability. The covenants in this Agreement shall be construed as independent of one another, and as obligations distinct from one another and any other contract between Executive and Employer. If any provision of this Agreement is held illegal, invalid, or unenforceable, such illegality, invalidity, or unenforceability shall not affect any other provisions hereof. It is the intention of the parties that in the event any provision is held illegal, invalid, or unenforceable, that such provision be limited so as to effect the intent of the parties to the fullest extent permitted by applicable law. Any claim by Executive against Employer shall not constitute a defense to enforcement by Employer of this Agreement.

17. Survival. The provisions of Sections 4, 5, 6, 7, 8, 9, 10, 11, 12, 13, 16, 17, 18, 19, 20, 21 and 22 shall survive the termination of this Agreement.

18. Notices. All notices, demands, waivers, consents, approvals, or other communications required hereunder shall be in writing and shall be deemed to have been given if delivered personally, if sent by facsimile with confirmation of receipt, if sent by certified or registered mail, postage prepaid, return receipt requested, or if sent by same day or overnight courier service to the following addresses:

If to Employer, to:
Capital Gold Corporation
76 Beaver Street, 26th Floor
New York, New York 10005
Attention: Gifford A. Dieterle
Telephone: (212) 344-2785
Facsimile: (212) 344-4537

If to Executive, to:
J. Scott Hazlitt
9428 W. Highway 50
Salida. CO 81201
Telephone: (719) 539-0515
Facsimile: (719) 539-0510

Notice of any change in any such address shall also be given in the manner set forth above. Whenever the giving of notice is required, the giving of such notice may be waived by the party entitled to receive such notice.

19. Waiver. The failure of any party to insist upon strict performance of any of the terms or conditions of this Agreement shall not constitute a waiver of any of such party’s rights hereunder.

20. Assignment. Other than as provided below, neither party may assign any rights or delegate any of obligations hereunder without the prior written consent of the other party, and such purported assignment or delegation shall be void; provided that Employer may assign the Agreement to any entity that purchases the stock or assets of, or merges with, Employer or any Affiliate. This Agreement binds, inures to the benefit of, and is enforceable by the successors and permitted assigns of the parties and does not confer any rights on any other persons or entities.

21. Governing Law. This Agreement shall be construed and enforced in accordance with New York law except for any New York conflict-of-law principle that might require the application of the laws of another jurisdiction.

22. Submission to Jurisdiction: Service: Waivers. With respect to any claim arising out of this Agreement, each party hereto (a) irrevocably submits, for itself and its property, to the jurisdiction of the state court located in the City and County of New York, New York, the federal court located in New York, New York, and appellate courts therefrom, (b) agrees that the venue for any suit, action or proceeding arising out of or relating to this Agreement shall be exclusive to and limited to such courts, and (c) irrevocably waives any objection it may have at any time to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement brought in any such court, irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum and further irrevocably waives the right to object, with respect to such claim, suit, action or proceeding brought in any such court that such court does not have jurisdiction over it. Each party irrevocably consents to the service of process in any suit, action or proceeding in any of the aforesaid courts by the mailing of copies of process to the other party or parties hereto, by certified or registered mail at the address specified in Section 18.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

EMPLOYER : CAPITAL GOLD CORPORATION

By:	/s/ Gifford A Dieterle
Gifford A Dieterle, President

EXECUTIVE:

/s/ J. Scott Hazlitt J. Scott Hazlitt

EXHIBIT A

FORM OF
SEVERANCE AGREEMENT AND RELEASE

This SEVERANCE AGREEMENT AND RELEASE (this “Agreement”) is made between (i) ___________________________ (“Employee”) and (ii) CAPITAL GOLD CORPORATION, a Delaware corporation (the “Company”). Employee and the Company are referred to collectively as the “Parties” and individually as a “Party.”

RECITALS

WHEREAS, Employee’s employment with the Company ended effective ___________________;

WHEREAS, the Parties wish to resolve fully and finally any potential disputes regarding Employee’s employment with the Company and any other potential disputes between the Parties; and

WHEREAS, in order to accomplish this end, the Parties are willing to enter into this Agreement.

NOW THEREFORE, in consideration of the mutual promises and undertakings contained herein, the sufficiency of which is acknowledged by the Parties, the Parties to this Agreement agree as follows:

TERMS

1. Separation and Effective Date. Employee’s employment with the Company ended on _________________________. This Agreement shall become effective (the “Effective Date”) on the eighth day after Employee’s execution of this Agreement, provided that employee has not revoked Employee’s acceptance pursuant to Section 6(g) below.

2. Severance Payments.

(a) After the expiration of the Effective Date, and on the express condition that Employee has not revoked this Agreement, the Company will pay Employee severance payments in an amount and in the manner set forth in Section 4 of Employee’s Employment Agreement dated effective January 1, 2007 (the “Employment Agreement”), less applicable withholdings and deductions (“Severance Payments”). The Severance Payments will be mailed to Employee or direct deposited to an account designated by Employee.

(b) Reporting of and withholding on any Severance Payment under this Section 2 for tax purposes shall be at the discretion of the Company in conformance with applicable tax laws. If a claim is made against the Company for any additional tax or withholding in connection with or arising out of the Severance Payments pursuant to Section 2(a), Employee shall pay any such claim within thirty (30) days of being notified by the Company and agrees to indemnify the Company and hold it harmless against such claims, including but not limited to any taxes, attorneys’ fees, penalties or interest, which are or become due from the Company.

3. General Release.

(a) Employee, for himself and for his affiliates, successors, heirs, subrogees, assigns, principals, agents, partners, employees, associates, attorneys, and representatives, voluntarily, knowingly and intentionally releases and discharges the Company and its predecessors, successors, parents, subsidiaries, affiliates, and assigns and each of their respective officers, directors, principals, shareholders, agents, attorneys, board members, and employees from any and all claims, actions, liabilities, demands, rights, damages, costs, expenses, and attorneys’ fees (including but not limited to any claim of entitlement for attorneys’ fees under any contract, statute, or rule of law allowing a prevailing party or plaintiff to recover attorneys’ fees), of every kind and description from the beginning of time through the Effective Date (the “Released Claims”).

(b) The Released Claims include but are not be limited to those which arise out of, relate to, or are based upon: (i) Employee’s employment with the Company or the termination thereof; (ii) statements, acts, or omissions by the Parties whether in their individual or representative capacities; (iii) express or implied agreements between the Parties (except as provided herein) and claims under any severance plan; (iv) any stock or stock option grant, agreement, or plan; (v) all federal, state, and municipal statutes, ordinances, and regulations, including, but not limited to, claims of discrimination based on race, age, sex, disability, whistleblower status, public policy, or any other characteristic of Employee under the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Americans with Disabilities Act, the Fair Labor Standards Act, the Equal Pay Act, Title VII of the Civil Rights Act of 1964 (as amended), the Employee Retirement Income Security of 1974, the Rehabilitation Act of 1973, the Worker Adjustment and Retraining Notification Act, or any other federal, state, or municipal law prohibiting discrimination or termination for any reason; (vi) state and federal common law; and (vii) any claim which was or could have been raised by Employee, including any claim that this Agreement was fraudulently induced.

4. Unknown Facts. This Agreement includes claims of every nature and kind, known or unknown, suspected or unsuspected. Employee hereby acknowledges that he may hereafter discover facts different from, or in addition to, those which he now knows or believes to be true with respect to this Agreement, and he agrees that this Agreement and the release contained herein shall be and remain effective in all respects, notwithstanding such different or additional facts or the discovery thereof.

5. No Admission of Liability. The Parties agree that nothing contained herein, and no action taken by any Party hereto with regard to this Agreement, shall be construed as an admission by any Party of liability or of any fact that might give rise to liability for any purpose whatsoever.

6. Warranties. Employee warrants and represents as follows:

a. He has read this Agreement, and he agrees to the conditions and obligations set forth in it.

b. He voluntarily executes this Agreement after having been advised to consult with legal counsel and after having had opportunity to consult with legal counsel and without being pressured or influenced by any statement or representation or omission of any person acting on behalf of the Company including, without limitation, the officers, directors, board members, committee members, employees, agents, and attorneys for the Company.

c. He has no knowledge of the existence of any lawsuit, charge, or proceeding against the Company or any of its officers, directors, board members, committee members, employees, or agents arising out of or otherwise connected with any of the matters herein released.

d. Prior to Employee’s execution of this Agreement, he has not used or disclosed any information in a manner that would be a violation of Sections 7 or 8 set forth below if such use or disclosure were to be made after the execution of this Agreement.

e. He has full and complete legal capacity to enter into this Agreement.

f. He has had at least twenty-one days in which to consider the terms of this Agreement. In the event that Employee executes this Agreement in less time, it is with the full understanding that he had the full twenty-one days if he so desired and that he was not pressured by the Company or any of its representatives or agents to take less time to consider the Agreement. In such event, Employee expressly intends such execution to be a waiver of any right he had to review the Agreement for a full twenty-one days.

g. He understands that this Agreement waives any claim he may have under the Age Discrimination in Employment Act. Employee may revoke this Agreement for up to seven days following its execution, and this Agreement shall not become enforceable and effective until seven days after such execution. If Employee chooses to revoke this Agreement, he must provide written notice to the President and Chief Executive Officer of the Company by hand delivery and by facsimile within seven calendar days of Employee’s execution of this Agreement. If Employee does not revoke within the seven-day period, the right to revoke is lost.

h. He admits, acknowledges, and agrees that he is not otherwise entitled to the Severance Payments set forth in Section 2, and that such Severance Payments are good and sufficient consideration for this Agreement. He admits, acknowledges, and agrees that he has been fully and finally paid or provided all wages, compensation, vacation, expenses (including, but not limited to, relocation and travel expenses), bonuses, stock, stock options, or other benefits from the Company which are or could be due to Employee from the Company.

i. He has not taken any action or made any statement adverse to the Company’s interests prior to signing this Agreement.

7. Confidential Information. Except as herein provided, all discussions regarding this Agreement, including, but not limited to, the amount of consideration, offers, counteroffers or other terms or conditions of the negotiations, shall be kept confidential by Employee from all persons and entities other than the Parties to this Agreement. Employee may disclose the amount received in consideration of the Agreement only if necessary (i) for the limited purpose of making disclosures required by law to agents of the local, state, or federal governments; (ii) for the purpose of enforcing any term of this Agreement; or (iii) in response to compulsory process, and only then after giving the Company ten days advance notice of the compulsory process and affording the Company the opportunity to obtain any necessary or appropriate protective orders. Otherwise, in response to inquiries about this matter, Employee shall state, “My employment with the Company has ended,” and nothing more. Employee hereby expressly acknowledges that any breach of this Section 7 shall result in a claim for injunctive relief, damages and/or criminal sanctions and penalties against Employee by the Company, and possibly others.

8. Non-Disparagement. Employee agrees not to make to any person any statement that disparages the Company or reflects negatively on the Company, including, but not limited to, statements regarding the Company’s financial condition, employment practices, or its officers, directors, board members, employees, affiliates, attorneys, customers, or vendors.

9. Return of Company Property and Information. Employee represents and warrants that, prior to his execution of this Agreement, he will return to the Company any and all property, documents, and files, including any documents (in any recorded media, such as papers, computer disks, copies, photographs, maps, transparencies, and microfiche) that relate in any way to the Company or the Company’s business whether or not developed, produced, or conceived, in whole or in part, by Employee during the term of his employment with the Company. Employee agrees that, to the extent that he possesses any files, data, or information relating in any way to the Company or the Company’s business on any personal computer, he will delete those files, data, or information (and will retain no copies in any form). Employee also will return any Company tools, equipment, calling cards, credit cards, access cards or keys, any keys to any filing cabinets, vehicles, vehicle keys, and all other Company property in any form prior to the date he executes this Agreement. Employee hereby expressly acknowledges that the foregoing steps are necessary to protect the Company’s proprietary interests in its trade secrets, confidential information, and copyrights, and that Employee is not entitled to use, disclose, or otherwise benefit from the Company’s proprietary interests.  Employee understands that any breach of this Section 9 will also constitute a misappropriation of the Company’s proprietary rights, and may constitute a theft of the Company’s trade secrets under applicable local, state, and federal statutes, and will result in a claim for injunctive relief, damages, and/or criminal sanctions and penalties against Employee by the Company, and possibly others.

10. Severability. If any provision of this Agreement is held illegal, invalid, or unenforceable, such holding shall not affect any other provisions hereof. In the event any provision is held illegal, invalid, or unenforceable, such provision shall be limited so as to effect the intent of the Parties to the fullest extent permitted by applicable law. Any claim by Employee against the Company shall not constitute a defense to enforcement by the Company.

11. Assignment. The Company may assign its rights under this Agreement. Employee cannot assign his rights under this Agreement without the written consent of the Company.

12. Enforcement. The releases contained herein do not release any claims for enforcement of the terms, conditions, or warranties contained in this Agreement. The Parties shall be free to pursue any remedies available to them to enforce this Agreement.

13. Survival of Employment Agreement Terms and Agreement Regarding Change In Control. This Agreement in no way affects or alters the surviving provisions set forth in Section 17 of the Employment Agreement, or the Agreement Regarding Change In Control dated effective January 1, 2007 between the Employer and the Employee (“CC Agreement”). Those provisions and the CC Agreement are hereby incorporated by reference and serve as part of the consideration for this Agreement. Employee agrees to continue to abide by the surviving provisions set forth in Section 17 of the Employment Agreement to the extent that those provisions impose any obligation upon Employee.

14. Entire Agreement. This Agreement, the surviving provisions set forth in Section 17 of the Employment Agreement and the CC Agreement constitute the entire agreement between the Parties with respect to the subject matter contained herein. This Agreement supersedes any and all prior oral or written promises or agreements between the Parties, except as otherwise provided herein. Employee acknowledges that he has not relied on any promise, representation, or statement other than those set forth in this Agreement. This Agreement cannot be modified except in writing signed by all Parties.

15. Venue and Applicable Law. This Agreement shall be interpreted and construed in accordance with the laws of the State of New York, without regard to its conflicts of law provisions. Venue and jurisdiction shall be in the federal or state courts in New York, New York.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have executed this Agreement on the dates written below.

EMPLOYEE:
Name	Date
THE COMPANY: CAPITAL GOLD CORPORATION

By:
Name: Title:	Date

EXHIBIT B

AGREEMENT REGARDING
CHANGE IN CONTROL

THIS AGREEMENT (“Agreement”), is made and entered into effective as of the 1st day of January, 2007 (the “Effective Date”) by and between Capital Gold Corporation (the “Company”) and J. Scott Hazlitt (the “Executive”)

WITNESSETH THAT:

WHEREAS, the Company considers it essential to the best interests of its stockholders to foster the continuous engagement of key management personnel, and the Board of Directors of the Company (the “Board”) recognizes that, as is the case with many publicly held corporations, a change in control might occur and that such possibility, and the uncertainty and questions which it may raise among management, may result in the departure or distraction of management personnel to the detriment of the Company and its stockholders; and

WHEREAS, the Board has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Company’s management, including the Executive, to their engagement without distraction in the face of potentially disturbing circumstances arising from the possibility of a change in control of the Company;

NOW, THEREFORE, to induce the Executive to remain engaged by the Company and in consideration of the premises and mutual covenants set forth herein, IT IS HEREBY AGREED by and between the parties as follows:

1. AGREEMENT TERM. The initial “Agreement Term” shall begin on the Effective Date and shall continue through December 31, 2010. As of December 31, 2010, and as of each December 31 thereafter, the Agreement Term shall extend automatically to the third anniversary thereof unless the Company gives notice to the Executive prior to the date of such extension that the Agreement Term will not be extended. Notwithstanding the foregoing, if a Change in Control (as defined in Section 7 below), occurs during the Agreement Term, the Agreement Term shall continue through and terminate on the second anniversary of the date on which the Change in Control occurs.

2.  ENTITLEMENT TO CHANGE IN CONTROL BENEFITS. The Executive shall be entitled to the Change in Control Benefits described in Section 3 hereof if the Executive’s engagement by the Company is terminated during the Agreement Term but after a Change in Control (i) by the Company for any reason other than Permanent Disability or Cause, (ii) by the Executive for Good Reason or (iii) by the Executive for any reason during the 30-day period commencing on the first date which is six months after the date of the Change in Control. For purposes of this Agreement:

(a) A termination of the Executive’s engagement shall be treated as a termination by reason of “Permanent Disability” only if, due to a mental or physical disability, the Executive is absent from the performance of services for the Company for a period of at least twelve consecutive months and fails to return to the performance of services within 30 days after receipt of a written demand by the Company to do so.

(b) The term “Cause” shall mean the willful engaging by the Executive in illegal conduct or gross misconduct which is demonstrably and materially injurious to the Company. For purposes of this Agreement, no act, or failure to act, on the Executive’s part shall be deemed “willful” unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the Executive’s action or omission was in the best interest of the Company. Notwithstanding the foregoing, the Executive shall not be deemed to have been terminated for Cause unless and until the Company delivers to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice to the Executive and an opportunity for the Executive, together with counsel, to be heard before the Board) finding that, in the good faith opinion of the Board, the Executive was guilty of conduct set forth above and specifying the particulars thereof in detail.

(c) The term “Good Reason” shall mean the occurrence of any of the following circumstances without the Executive’s express written consent:

(i) a significant adverse change in the nature, scope or status of the Executive’s position, authorities or services from those in effect immediately prior to the Change in Control, including, without limitation, if the Executive was, immediately prior to the Change in Control, an executive officer of a public company, the Executive ceasing to be an executive officer of a public company;

(ii) the failure by the Company to pay the Executive any portion of the Executive’s current compensation, or to pay the Executive any portion of any installment of deferred compensation under any deferred compensation program of the Company, within seven days of the date such compensation is due;

(iii) a reduction in the Executive’s annual base compensation (or a material change in the frequency of payment) as in effect immediately prior to the Change in Control as the same may be increased from time to time;

(iv) the failure by the Company to award the Executive an annual bonus in any year which is at least equal to the annual bonus awarded to the Executive for the year immediately preceding the year of the Change in Control;

(v) the failure by the Company to award the Executive equity-based incentive compensation (such as stock options, shares of restricted stock, or other equity-based compensation) on a periodic basis consistent with the Company’s practices with respect to timing, value and terms prior to the Change in Control;

(vi) the failure of the Company to award the Executive incentive compensation of any nature based on attained milestones when such milestones are attained.

(vii) the failure of the Company to obtain a satisfactory agreement from any successor to the Company to assume and agree to perform this Agreement as contemplated by Section 14.

For purposes of any determination regarding the existence of Good Reason, any good faith determination by the Executive that Good Reason exists shall be conclusive.

3.  CHANGE IN CONTROL BENEFITS. In the event of a termination of engagement entitling the Executive to benefits in accordance with Section 2, the Executive shall receive the following:

(a) The Executive shall be entitled to a lump sum payment in cash no later than twenty business days after the Executive’s date of termination equal to the sum of:

(i) an amount equal to three times the Executive’s base salary in effect on the date of the Change in Control or, or if greater, as in effect immediately prior to the date of termination; plus

(ii) an amount equal to three times the Executive’s bonus award for the year immediately preceding the year of the Change in Control.

The amount payable under this paragraph (d) shall be inclusive of the amounts, if any, to which the Executive would otherwise be entitled or by law and shall be in addition to (and not inclusive of) any amount payable under any written agreement(s) directly between the Executive and the Company or any of its subsidiaries.

(b) The exercise price of all of the Company options owned by the Executive shall decrease to $0.01 per share.

(c) The Company shall provide the Executive with outplacement services and tax and financial counseling suitable to the Executive’s position through the third anniversary of the date of the Executive’s termination of engagement, or, if earlier, the date on which the Executive becomes employed by another employer.

4. MITIGATION. The Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other engagement or otherwise. The Company shall not be entitled to set off against the amounts payable to the Executive under this Agreement any amounts owed to the Company by the Executive, any amounts earned by the Executive in other engagement after the Executive’s termination of engagement with the Company, or any amounts which might have been earned by the Executive in other engagement had the Executive sought such other engagement.

5. MAKE-WHOLE PAYMENTS. If any payment or benefit to which the Executive (or any person on account of the Executive) is entitled, whether under this Agreement or otherwise, in connection with a Change in Control or the Executive’s termination of engagement (a “Payment”) constitutes a “parachute payment” within the meaning of section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and as a result thereof the Executive is subject to a tax under section 4999 of the Code, or any successor thereto, (an “Excise Tax”), the Company shall pay to the Executive an additional amount (the “Make-Whole Amount”) which is intended to make the Executive whole for such Excise Tax. The Make-Whole Amount shall be equal to (i) the amount of the Excise Tax, plus (ii) the aggregate amount of any interest, penalties, fines or additions to any tax which are imposed in connection with the imposition of such Excise Tax, plus (iii) all income, excise and other applicable taxes imposed on the Executive under the laws of any Federal, state or local government or taxing authority by reason of the payments required under clauses (i) and (ii) and this clause (iii).

(a) For purposes of determining the Make-Whole Amount, the Executive shall be deemed to be taxed at the highest marginal rate under all applicable local, state, federal and foreign income tax laws for the year in which the Make-Whole Amount is paid. The Make-Whole Amount payable with respect to an Excise Tax shall be paid by the Company coincident with the Payment with respect to which such Excise Tax relates.

(b)  All calculations under this Section 5 shall be made initially by the Company and the Company shall provide prompt written notice thereof to the Executive to enable the Executive to timely file all applicable tax returns. Upon request of the Executive, the Company shall provide the Executive with sufficient tax and compensation data to enable the Executive or the Executive’s tax advisor to independently make the calculations described in subparagraph (a) above and the Company shall reimburse the Executive for reasonable fees and expenses incurred for any such verification.

(c) If the Executive gives written notice to the Company of any objection to the results of the Company’s calculations within 60 days of the Executive’s receipt of written notice thereof, the dispute shall be referred for determination to independent tax counsel selected by the Company and reasonably acceptable to the Executive (“Tax Counsel”). The Company shall pay all fees and expenses of such Tax Counsel. Pending such determination by Tax Counsel, the Company shall pay the Executive the Make-Whole Amount as determined by it in good faith. The Company shall pay the Executive any additional amount determined by Tax Counsel to be due under this Section 5 (together with interest thereon at a rate equal to 120% of the Federal short-term rate determined under section 1274(d) of the Code) promptly after such determination.

(d) The determination by Tax Counsel shall be conclusive and binding upon all parties unless the Internal Revenue Service, a court of competent jurisdiction, or such other duly empowered governmental body or agency (a “Tax Authority”) determines that the Executive owes a greater or lesser amount of Excise Tax with respect to any Payment than the amount determined by Tax Counsel.

(e) If a Taxing Authority makes a claim against the Executive which, if successful, would require the Company to make a payment under this Section 5, the Executive agrees to contest the claim with counsel reasonably satisfactory to the Company, on request of the Company subject to the following conditions:

(i) The Executive shall notify the Company of any such claim within 10 days of becoming aware thereof. In the event that the Company desires the claim to be contested, it shall promptly (but in no event more than 30 days after the notice from the Executive or such shorter time as the Taxing Authority may specify for responding to such claim) request the Executive to contest the claim. The Executive shall not make any payment of any tax which is the subject of the claim before the Executive has given the notice or during the 30-day period thereafter unless the Executive receives written instructions from the Company to make such payment together with an advance of funds sufficient to make the requested payment plus any amounts payable under this Section 5 determined as if such advance were an Excise Tax, in which case the Executive will act promptly in accordance with such instructions.

(ii) If the Company so requests, the Executive will contest the claim by either paying the tax claimed and suing for a refund in the appropriate court or contesting the claim in the United States Tax Court or other appropriate court, as directed by the Company; PROVIDED, HOWEVER, that any request by the Company for the Executive to pay the tax shall be accompanied by an advance from the Company to the Executive of funds sufficient to make the requested payment plus any amounts payable under this Section 5 determined as if such advance were an Excise Tax. If directed by the Company in writing the Executive will take all action necessary to compromise or settle the claim, but in no event will the Executive compromise or settle the claim or cease to contest the claim without the written consent of the Company; PROVIDED, HOWEVER, that the Executive may take any such action if the Executive waives in writing the Executive’s right to a payment under this Section 5 for any amounts payable in connection with such claim. The Executive agrees to cooperate in good faith with the Company in contesting the claim and to comply with any reasonable request from the Company concerning the contest of the claim, including the pursuit of administrative remedies, the appropriate forum for any judicial proceedings, and the legal basis for contesting the claim. Upon request of the Company, the Executive shall take appropriate appeals of any judgment or decision that would require the Company make a payment under this Section 5. Provided that Executive is in compliance with the provisions this section, the Company shall be liable for and indemnify the Executive against any loss in connection with, and all costs and expenses, including attorneys’ fees, which may be incurred as a result of, contesting the claim, and shall provide to the Executive within 30 days after each written request therefor by the Executive cash advances or reimbursement for all such costs and expenses actually incurred or reasonably expected to be incurred by the Executive as a result of contesting the claim.

(f) Should a Tax Authority finally determine that an additional Excise Tax is owed, then the Company shall pay an additional Make-Whole Amount to the Executive in a manner consistent with this Section 5 with respect to any additional Excise Tax and any assessed interest, fines, or penalties. If any Excise Tax as calculated by the Company or Tax Counsel, as the case may be, is finally determined by a Tax Authority to exceed the amount required to be paid under applicable law, then the Executive shall repay such excess to the Company within 30 days of such determination; provided that such repayment shall be reduced by the amount of any taxes paid by the Executive on such excess which is not offset by the tax benefit attributable to the repayment.

6. TERMINATION DURING POTENTIAL CHANGE IN CONTROL. If a Potential Change in Control (as defined in Section 8) occurs during the Agreement Term, and the Company terminates the Executive’s engagement for reasons other than Permanent Disability or Cause during such Potential Change in Control, the Executive shall be entitled to receive the benefits that the Executive would have received under Section 3, such benefits to be calculated based upon the Executive’s compensation prior to the actual termination of engagement but paid within 20 business days of the date of such termination.

7.  CHANGE IN CONTROL. For purposes of this Agreement, a “Change in Control” shall be deemed to have occurred on the earliest of the following dates:

(a) the date any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the Company’s then outstanding securities, excluding any Person who becomes such a Beneficial Owner in connection with a transaction described in clause (i) of paragraph (c) below; or

(b)  the date on which the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the date hereof, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s stockholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the date hereof or whose appointment, election or nomination for election was previously so approved or recommended; or

(c)  the date on which there is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation or other entity, other than (i) a merger or consolidation (A) immediately following which the individuals who comprise the Board immediately prior thereto constitute at least a majority of the board of directors of the Company, the entity surviving such merger or consolidation or, if the Company or the entity surviving such merger or consolidation is then a subsidiary, the ultimate parent thereof and (B) which results in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any subsidiary of the Company, at least 50% of the combined voting power of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (ii) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the Company’s then outstanding securities; or

(d)  the date on which the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned by stockholders of the Company, in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any subsidiary of the Company, in substantially the same proportions as their ownership of the Company immediately prior to such sale.

Notwithstanding the foregoing, a “Change in Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the common stock of the Company immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions.

For purposes of this Agreement: “Affiliate” shall have the meaning set forth in Rule 12b-2 promulgated under Section 12 of the Exchange Act; “Beneficial Owner” shall have the meaning set forth in Rule 13d-3 under the Exchange Act; “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time; and “Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Company or any of its subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.

8.  POTENTIAL CHANGE IN CONTROL. A “Potential Change in Control” shall exist during any period in which the circumstances described in paragraphs (a), (b), (c) or (d), below, exist (provided, however, that a Potential Change in Control shall cease to exist not later than the occurrence of a Change in Control):

(a) The Company enters into an agreement, the consummation of which would result in the occurrence of a Change in Control, provided that a Potential Change in Control described in this paragraph (a) shall cease to exist upon the expiration or other termination of all such agreements;

(b) Any Person (without regard to the exclusions set forth in subsections (i) through (iv) of such definition) publicly announces an intention to take or to consider taking actions the consummation of which would constitute a Change in Control; provided that a Potential Change in Control described in this paragraph (b) shall cease to exist upon the withdrawal of such intention, or upon a determination by the Board that there is no reasonable chance that such actions would be consummated;

(c)  Any Person becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing 20% or more of either the then outstanding shares of common stock of the Company or the combined voting power of the Company’s then outstanding securities;

(d)  The Board adopts a resolution to the effect that, for purposes of this Agreement, a Potential Change in Control exists; provided that a Potential Change in Control described in this paragraph (d) shall cease to exist upon a determination by the Board that the reasons that gave rise to the resolution providing for the existence of a Potential Change in Control have expired or no longer exist.

9.  NONALIENATION. The interests of the Executive under this Agreement are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of the Executive or the Executive’s beneficiary.

10. AMENDMENT. This Agreement may be amended or canceled only by mutual agreement of the parties in writing without the consent of any other person. So long as the Executive lives, no person, other than the parties hereto, shall have any rights under or interest in this Agreement or the subject matter hereof.

11.  APPLICABLE LAW. The provisions of this Agreement shall be construed in accordance with the laws of the State of New York, without regard to the conflict of law provisions of any state.

12.  SEVERABILITY. The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provision of this Agreement, and this Agreement will be construed as if such invalid or unenforceable provision were omitted (but only to the extent that such provision cannot be appropriately reformed or modified).

13.  WAIVER OF BREACH. No waiver by any party hereto of a breach of any provision of this Agreement by any other party, or of compliance with any condition or provision of this Agreement to be performed by such other party, will operate or be construed as a waiver of any subsequent breach by such other party of any similar or dissimilar provisions and conditions at the same or any prior or subsequent time. The failure of any party hereto to take any action by reason of such breach will not deprive such party of the right to take action at any time while such breach continues.

14.  SUCCESSORS, ASSUMPTION OF CONTRACT. This Agreement shall be binding upon and inure to the benefit of the Company and any successor of the Company. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no succession had taken place. This Agreement is personal to the Executive and may not be assigned by the Executive without the written consent of the Company. However, to the extent that rights or benefits under this Agreement otherwise survive the Executive’s death, the Executive’s heirs and estate shall succeed to such rights and benefits pursuant to the Executive’s will or the laws of descent and distribution; provided that the Executive shall have the right at any time and from time to time, by notice delivered to the Company, to designate or to change the beneficiary or beneficiaries with respect to such benefits.

15.  NOTICES. Notices and all other communications provided for in this Agreement shall be in writing and shall be delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid (provided that international mail shall be sent via overnight or two-day delivery), or sent by facsimile or prepaid overnight courier to the parties at the addresses set forth below. Such notices, demands, claims and other communications shall be deemed given:

(a) in the case of delivery by overnight service with guaranteed next day delivery, the next day or the day designated for delivery;

(b) in the case of certified or registered U.S. mail, five days after deposit in the U.S. mail; or

(c) in the case of facsimile, the date upon which the transmitting party received confirmation of receipt by facsimile, telephone or otherwise;

provided, however, that in no event shall any such communications be deemed to be given later than the date they are actually received. Communications that are to be delivered by the U.S. mail or by overnight service or two-day delivery service are to be delivered to the addresses set forth below:

to the Company:

Capital Gold Corporation
76 Beaver Street
26th Floor
New York, NY 10005

with a copy (which shall not constitute notice) to:

Chief Financial Officer
Capital Gold Corporation
76 Beaver Street
26th Floor
New York, NY 10005

or to the Executive:

J. Scott Hazlitt
9428 W. Highway 50
Salida. CO 81201

Each party, by written notice furnished to the other party, may modify the applicable delivery address, except that notice of change of address shall be effective only upon receipt.

16. LEGAL AND ENFORCEMENT COSTS. The provisions of this Section 16 shall apply if it becomes necessary or desirable for the Executive to retain legal counsel or incur other costs and expenses in connection with enforcing any and all rights under this Agreement or any other compensation plan maintained by the Company;

(a) The Executive shall be entitled to recover from the Company reasonable attorneys’ fees, costs and expenses incurred in connection with such enforcement or defense.

(b) Payments required under this Section 16 shall be made by the Company to the Executive (or directly to the Executive’s attorney) promptly following submission to the Company of appropriate documentation evidencing the incurrence of such attorneys’ fees, costs, and expenses.

(c) The Executive shall be entitled to select legal counsel; provided, however, that such right of selection shall not affect the requirement that any costs and expenses reimbursable under this Section 16 be reasonable.

(d) The Executive’s rights to payments under this Section 16 shall not be affected by the final outcome of any dispute with the Company.

17.  SURVIVAL OF AGREEMENT. Except as otherwise expressly provided in this Agreement, the rights and obligations of the parties to this Agreement shall survive the termination of the Executive’s engagement with the Company.

18.  ENTIRE AGREEMENT. Except as otherwise provided herein, this Agreement constitutes the entire agreement between the parties concerning the subject matter hereof and supersedes all prior or contemporaneous agreements, between the parties relating to the subject matter hereof; provided, however, that nothing in this Agreement shall be construed to limit any policy or agreement that is otherwise applicable relating to confidentiality, rights to inventions, copyrightable material, business and/or technical information, trade secrets, solicitation of employees, interference with relationships with other businesses, competition, and other similar policies or agreement for the protection of the business and operations of the Company and the subsidiaries.

19.  COUNTERPARTS. This Agreement may be executed in two or more counterparts, any one of which shall be deemed the original without reference to the others.

IN WITNESS THEREOF, the Executive has hereunto set his hand, and the Company has caused these presents to be executed in its name and on its behalf, and its corporate seal to be hereunto affixed on this 5th day of December, 2006, all as of the Effective Date.

/s/ J. Scott Hazlitt J. Scott Hazlitt
CAPITAL GOLD CORPORATION
By: /s/ Gifford A Dieterle
Gifford A. Dieterle, President
ATTEST:
/s/ Christopher Chipman Christopher Chipman, CFO